As filed with the Securities and Exchange Commission on November 20, 2002.

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STRATEX NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0016028 (I.R.S. Employer Identification Number)

170 Rose Orchard Way
San Jose, CA 95134
(Address of Principal Executive Offices)(ZIP Code)

STRATEX NETWORKS, INC.
1999 Employee Stock Purchase Plan
(Full Title of Plans)

Charles D. Kissner
Chairman of the Board and Chief Executive Officer
Stratex Networks, Inc.
170 Rose Orchard Way
San Jose, CA 95134
(408) 943-0777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Justin Bastian, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate Offering	Amount of
to be Registered	be Registered	Per Share(2)	Price(2)	Registration Fee

Common Stock, $0.01 par value	560,497 (1)	$2.51	$1,406,847.47	$130.00

(1)	The number of shares being registered represents annual increases for fiscal year 2000, 2001 and 2002 in the amount of 179,105 shares, 183,447 shares and 197,915 shares, respectively, pursuant to the terms of the 1999 Employee Stock Purchase Plan.

(2)	Calculated solely for purposes of this offering under Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended. The price of $2.51 per share represents the average of the high and low price per share of Common Stock of Stratex Networks, Inc., as reported on the Nasdaq National Market on November 14, 2002.

     This Registration Statement shall also cover any additional Common Stock which becomes issuable under the Registrant’s 1999 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding Common Stock of Stratex Networks, Inc.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such document need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     Stratex Networks, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”).

     1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

     2. The Registrant’s Quarterly Report on Form 10-Q for the periods ended June 30, 2002 and September 30, 2002.

     3. The Registrant’s Current Reports on Form 8-K filed June 13, 2002 and August 19, 2002

     4. The Registrant’s Registration Statement No. 0-15895 on Form 8-A filed with the SEC on May 22, 1987, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     The Registrant’s Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director’s breach of his fiduciary duties. However, such exemption from liability does not apply with respect to any action in which the director would be liable under Section 174 of Title 8 of the Delaware General Corporation Law (“Delaware Law”), nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Registrant; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or knowing violation of law; or (iv) derived an improper personal benefit.

     Pursuant to the provisions of Section 145 of Delaware Law, the Registrant as a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or of any corporation, partnership, joint venture, trust or other enterprise for which he or she is or was serving in such capacity at the request of the Registrant, against any and all expenses, judgments, fines and amounts paid in settlement which were reasonably incurred by him or her in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of the Registrant and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify also applies to actions brought by or in the right of the Registrant, but only to the extent of defense and settlement expenses and not to the satisfaction of a judgment or settlement of the claim itself. In such actions, however, no indemnification will be made if there is any adjudication of negligence or misconduct, unless the court, in its discretion, finds that in the light of all the circumstances indemnification should apply.

     To the extent any such person is successful in the defense of the actions referred to above, such person is entitled pursuant to Section 145 of Delaware Law to indemnification as described above. Section 145 also grants the power to advance litigation expenses upon receipt of an undertaking to repay such advances in the event no right to indemnification is subsequently shown. A corporation may also obtain insurance at its expense to protect anyone who might be indemnified, or has a right to insist on indemnification, under the statute.

     The Registrant has entered into indemnification agreements with its directors and certain officers which provide for indemnification to the fullest extent permitted by Delaware Law, including Section 145 thereof. The Registrant may also enter into similar agreements from time to time with future directors and/or present or future officers of the Registrant.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered.

23.1	Information regarding Consent of Arthur Andersen LLP.

23.2	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities bring registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 20, 2002.

STRATEX NETWORKS, INC.

By:	/s/ Charles D. Kissner

Charles D. Kissner Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

     Each person whose signature appears below constitutes and appoints Charles D. Kissner and Carl A. Thomsen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles D. Kissner Charles D. Kissner	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 20, 2002

Signature	Title	Date

/s/ Carl A. Thomsen Carl A. Thomsen	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	November 20, 2002

/s/ Richard C. Alberding Richard C. Alberding	Director	November 20, 2002

John W. Combs	Director

/s/ William A. Hasler William A. Hasler	Director	November 20, 2002

/s/ James D. Meindl James D. Meindl	Director	November 20, 2002

/s/ V. Frank Mendicino V. Frank Mendicino	Director	November 20, 2002

/s/ Edward F. Thompson Edward F. Thompson	Director	November 20, 2002

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered.

23.1	Information regarding Consent of Arthur Andersen LLP.

23.2	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).